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Exhibit 99b
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TRANSCRIPT OF PRESENTATION -- ANNUAL SHAREHOLDER MEETING, APRIL 26, 2002

William H. Schumann, III, Executive Vice President and Chief Financial Officer, FMC Technologies, Inc.

     Thanks, Joe...

     I would like to present the results of 2001 and our first quarter of 2002, which we just reported a couple of days ago, and comment briefly about our creation of shareholder value.

     In recapping 2001, one of the key highlights was our inbound order rate. Due to our Energy Systems cyclical nature, our business tracks the oil service cycle - with a delay -- and our order flow indicates that. This chart depicts our order flow over the last several years. As you can see our orders fell off in 1999, and did not recover until 2001. Overall, in 2001, total orders were up 36 percent, driven by Energy Production


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Systems, which was up 90 percent.

     As you would expect, the increase in inbound led to an increase in our order backlog in 2001. The first quarter of 2002 has shown a continuing backlog growth to over $1 billion. This backlog gives us a strong outlook for 2002 and it leads us to estimate earnings in the $0.95 per diluted share range, an increase of approximately 15%.

     This slide illustrates our net income and earnings per share in 2001 before non-recurring items and on a pro forma basis. The pro forma basis adjusts interest expense in 2000 and the first half of 2001 - prior to the formation of FMC Technologies - to a level consistent with the initial debt structure of the Company. It shows net income of $0.97 in 2000 and $0.82 in 2001.

     As you can see the Energy Systems business was about level with 2000 while our FoodTech business was down $14M due to lower sales and earnings in nearly every area

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except citrus. We made operating improvements during 2001 that we believe are beginning to bear fruit and will position us well when this segment rebounds.

     Despite September 11th, our Airport Systems business exceeded 2000 results in 2001, largely due to the start of the Halvorsen loader program for the U.S. Air Force. This new program should provide us with a profitable 2002 as we ramp up production.

     Considering the economic conditions we faced, it was a very solid year.

     Last year was also a strong year for cash generation. In 2001, we generated $55 million of cash to repay debt. Our debt, net of cash, at the end of 2001, was $245 million, down from $300 million at the beginning of 2001.

     During the first quarter of 2002 we have built working capital, in-line with the strong growth we are seeing in our subsea business. Consequently, our debt, net of cash, at the end


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of the first quarter 2002, is a little higher at $259 million. However, we anticipate generating cash flow in excess of working capital and capital spending needs this year, and expect to further reduce our debt by year-end 2002.

     As you heard from Joe, FMC Technologies' earning pattern is somewhat seasonal. Accordingly, we had a low first quarter in 2002, similar to last year.

     Earnings for the first quarter were $0.08 per share, which excluded a one-time, non-cash charge of $194 million, after tax, to reflect the implementation of a new accounting standard, FAS 142. Our Energy Production Systems business delivered outstanding results in the first quarter and increased its backlog - in fact - every business except airport systems increased backlog.

     Additionally, FoodTech produced higher results on lower sales as cost reduction efforts began to bear fruit. We expect solid gains in

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FoodTech this year. Both of these improvements overcame the large reduction in
Airport Systems, which has been impacted by the airline slowdown since September
11. In total, first quarter earnings of $0.08 per share are 33% above first quarter 2001 earnings of $0.06 per share on a pro forma basis.

     Now, turning to our continuing commitment to shareholder value creation. The driving reasons for separating FMC's machinery and chemical businesses were so that both enterprises could be more focused, we could achieve better market recognition of the value of our businesses, incentives for employees would be more directly tied to performance and we would have an increased ability to pursue strategic acquisitions.

     On this slide, we have compared the FMC stock price and since December 31, 2001, the sum of FMC Corporation and FMC Technologies, which is the top line, to the

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S&P500 index in yellow.

     Clearly, the decision to split the company has increased shareholder value. As of April 24, 2002, the transaction has added approximately 62 percent in value relative to the S&P 500, much of it after the actual separation on December 31st, 2001.

     And the message I want to leave you with today is that we remain committed to increasing shareholder value, and that is the motivation that we believe will continue to earn your interest and investment.

     Thank you for your time and attention.

     Now, I'll turn the program back over to Joe.